Exhibit 99.2

Our Ref:	WWLK/97641
Your Ref:
Direct Line:	+852 2861 8471
Direct Email:	warrenko@robertsonshk.com

Global Development Engineering Company Limited

Corporate Registrations Limited

Sea Meadow House,

Blackburne Highway, (P.O. Box 116)

Road Town, Tortola

British Virgin Islands

Private & Confidential

4 December 2025

Dear Sirs,

Re:	Hong Kong legal opinion for the proposed initial public offering of ordinary shares in Global Development Engineering Company Limited (formerly known as Speedy Desire Limited) (“Company”) on NASDAQ (“Proposed Listing”)

1.	INTRODUCTION

We are the legal advisers of the Company on the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Proposed Listing and have been requested to provide our opinion on matters relating to Global Development Engineering Company Limited 宏拓工程有限公司, a subsidiary of the Company which is incorporated in Hong Kong (the “Hong Kong Subsidiary”), since 1 April 2021 to 31 March 2025 (the “Track Record Period”).

We are qualified to practice law in Hong Kong. This opinion is limited to matters of the laws of Hong Kong as in force and applied at the date of this opinion. We have not investigated the laws of any jurisdiction other than Hong Kong and we express no opinion on the laws of any other jurisdiction.

For the purpose of issuing this opinion, we have reviewed only the documents (the “Documents”) and completed only the searches and enquiries (the “Searches”) referred to in Schedule I (Documents and Searches). We have not reviewed any other contracts, instruments or documents.

This opinion is given on the basis of the assumptions set out in Schedule II (Assumptions) and is subject to the qualifications set out in Schedule III (Qualifications).

2.	OPINIONS

Based upon and relying upon the foregoing assumptions, and subject to the comments, reservations and qualifications stated below, and having regard to such legal considerations as we deem relevant, we are of the following opinions:

2.1.	Incorporation

The Hong Kong Subsidiary is a body corporate duly incorporated with limited liability, is validly existing under the laws of Hong Kong and is in continuing registration with the Companies Registry of Hong Kong as at the date of this opinion. The Hong Kong Subsidiary has perpetual corporate existence and the capacity to sue or be sued in its own name and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

2.2.	Authority and power

2.2.1.	The Hong Kong Subsidiary has the corporate power and authority under its articles of association to own, use, lease and operate assets and property and conduct its business as currently conducted. The articles of association of the Hong Kong Subsidiary do not contain any restriction against it owning, using, leasing or operating its properties and assets or conducting its business as currently conducted. The articles of association of the Hong Kong Subsidiary complies with the requirements of applicable laws of Hong Kong, have been filed with the Companies Registry of Hong Kong and are in full force and effect.

2.3.	Share capital and corporate information

2.3.1.	The issued share capital, registered shareholder(s) and other particulars of the Hong Kong Subsidiary are set out in Schedule IV (Particulars of the Hong Kong Subsidiary). The allotment and issuance of the shares held by the current shareholder of the Hong Kong Subsidiary were duly authorised, effected and are in order and in accordance with the laws of Hong Kong and the articles of association of the Hong Kong Subsidiary and there is no irregularity which would affect the validity of the shareholding interests of the current shareholder. The current shareholder of the Hong Kong Subsidiary has good and valid title to its shares in the Hong Kong Subsidiary. All of the issued and outstanding capital of the Hong Kong Subsidiary have been duly authorised, are validly issued and fully paid. All consents, approvals, authorizations, filings and registrations and qualifications required by the articles of association and the Companies Registry under applicable Hong Kong laws for the issuance and transfer (if any) of the shares of the Hong Kong Subsidiary have been obtained.

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2.3.2.	There are no pre-emptive rights, re-sale right, right of first refusal or similar rights under the articles of association of the Hong Kong Subsidiary. None of the shares in the Hong Kong Subsidiary were issued in violation of any pre-emptive rights, re-sale right, right of first refusal or similar rights (if any) under the laws of Hong Kong or the articles of association of the Hong Kong Subsidiary. Based on the Hong Kong Subsidiary’s confirmation, the Hong Kong Subsidiary has not granted any person any right, warrant or option to subscribe for, or any security convertible into, any shares or other equity interest in the Hong Kong Subsidiary. Save and except that the directors of the Hong Kong Subsidiary may in their discretion refuse to register a transfer of shares in the Hong Kong Subsidiary in accordance with its articles of association, there is no legal restriction on foreign ownership of its shares whether directly or indirectly in respect of the nationality of shareholders or the percentage of local/foreign shareholding or otherwise under the laws of Hong Kong or its articles of association. All historical issuances and transfers of shares (if any) in the Hong Kong Subsidiary have been duly approved and completed and the transferred shares were properly registered, and all stamp duties in respect of the share transfers were properly paid and were not in violation of applicable Hong Kong laws or the articles of association of the Hong Kong Subsidiary.

2.3.3.	The existing board of directors of the Hong Kong Subsidiary has been appointed according to the laws of Hong Kong and the articles of association of the Hong Kong Subsidiary.

2.4.	Distributions

2.4.1.	Under Hong Kong laws, all dividends and other distributions declared and payable on the shares of the Hong Kong Subsidiary in accordance with the Companies Ordinance (Cap. 622) (the “Companies Ordinance”) may be paid or distributed to holders of such shares, and such dividends and other distribution made to holders of such shares are, as of the date hereof, not subject to withholding or other taxes and are otherwise free and clear of any other tax, withholding or deduction under the laws of Hong Kong, and may be paid without obtaining any approval from any governmental authority in Hong Kong. Save and except that a distribution may only be made by the Hong Kong Subsidiary out of profits available for distribution in accordance with the Companies Ordinance and its articles of association, there is no general restriction against payment of dividends and making of other distributions to shareholders by the Hong Kong Subsidiary under the laws of Hong Kong or its articles of association. Dividends or distributions may be paid in Hong Kong dollars and may be converted into other foreign currency and transferred out of Hong Kong. There is no exchange control legislation under Hong Kong laws and accordingly there are no exchange control regulations imposed under Hong Kong laws which would prevent the Hong Kong Subsidiary from paying dividends and other distributions to its shareholders.

2.4.2.	Based on the Hong Kong Subsidiary’s confirmation, no dividends have been declared or made by the Hong Kong Subsidiary since incorporation.

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2.5.	Licenses and permits

2.5.1.	We understand that, as at the date of this opinion, the Hong Kong Subsidiary carries on the business set out in the table below. The Hong Kong Subsidiary has obtained the following license(s), permit(s), approval(s) and certificate(s) (collectively, the “License(s)”) for its business operations in Hong Kong:

Company	Nature of business	License	Expiry date
The Hong Kong Subsidiary	Body corporate	Business Registration Certificate	2 August 2027
The Hong Kong Subsidiary	Electrical contractor	Certificate of Registration of Electronic contractor	20 December 2026
The Hong Kong Subsidiary	Minor work contractor	Certificate of Registration of Registered Minor Works Contractor (Company)	26 July 2027

2.5.2.	As at the date of this opinion, all of the Licenses are valid and effective and will not cease to be valid or effective as a result of the Proposed Listing. Save for the License(s), we are not aware of any other licence(s), permit(s), approval(s) and certificate(s) which the Hong Kong Subsidiary has to obtain to carry on its business in Hong Kong. Based on the Hong Kong Subsidiary’s confirmation, the Hong Kong Subsidiary has complied with all applicable conditions imposed under the License(s).

2.5.3.	Save for approval of the directors of the Hong Kong Subsidiary and so far as we are aware, no licence(s), permit(s), approval(s) and certificate(s) are required for the transfer or disposal of any interest in the shares of the Hong Kong Subsidiary . We are also not aware of any pending or threatened administrative complaints or court actions against the License(s) or any pending proceedings relating to the revocation, suspension, modification or non-renewal of any of the License(s).

2.6.	Legal and Compliance

2.6.1.	So far as we are aware and based on the Hong Kong Subsidiary’s confirmation,

(a)	the Hong Kong Subsidiary received Form IRC 1812 from the Inland Revenue Department on 3 April 2019 indicating that the Hong Kong Subsidiary falls within the circumstances that the Inland Revenue Department does not call for the annual submission of Profit Tax. For the years of assessment 2019/2020, 2020/2021 and 2021/2022, the Hong Kong Subsidiary’s profit before taxation is negative. Hence for the years of assessment 2019/2020, 2020/2021 and 2021/2022, the Hong Kong Subsidiary’s business carried on does not give rise to assessable profits. The Hong Kong Subsidiary has filed the Tax Return for 2022/2023, and has received the assessment on tax for 2022/23 on 11 November 2024 and the Hong Kong Subsidiary confirms they have duly paid the tax.

(b)	there are no non-compliance issues in respect of the Hong Kong Subsidiary under applicable Hong Kong laws including the Companies Ordinance (Cap. 622) relevant to the conduct of business in Hong Kong, including those relating to the holding of annual general meeting, laying accounts at annual general meeting, retaining copies of resolutions of members, operation of business, tax/financial reporting structure and reorganization, foreign investment, foreign ownership, tax, labour and employment, health and safety for the period from 1 April 2021 to 31 March 2025 (the “Track Record Period”) and up to the date of this opinion;

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(c)	there are no pending or threatened administrative complaints, disciplinary actions, penalties, fines or sanctions against the Hong Kong Subsidiary since the incorporation of the Hong Kong Subsidiary up to the date of this opinion; and

(d)	all necessary filings have been made in accordance with the Companies Ordinance during the Track Record Period and up to the date of this opinion.

2.6.2.	Pursuant to section 612(2)(a) of the Companies Ordinance, a company that has only one member is not required to hold an annual general meeting. As Chan Sui Hei is the sole shareholder of the Hong Kong Subsidiary since its incorporation to 7 December 2023 and the Company is the sole shareholder of the Hong Kong Subsidiary since 7 December 2023 to the date of this opinion, the requirement of holding an annual general meeting can be dispensed with according to section 612(2)(a) of the Companies Ordinance. Section 430(3) of the Companies Ordinance provides that a company which is not required to hold an AGM by virtue of section 612(2) is required to send a copy of the reporting documents for the financial year to every member of the company. Based on the Hong Kong Subsidiary’s confirmation, the Hong Kong Subsidiary has sent a copy of the reporting documents to Chan Sui Hei for each financial year since the incorporation date of the Hong Kong Subsidiary up to 7 December 2023.

2.7.	Material contracts

2.7.1.	We have been provided with the following material contracts to which the Hong Kong Subsidiary is a party, being contracts which may be material and determined by the board of directors of the Hong Kong Subsidiary, and which are governed by the laws of Hong Kong (collectively, the “Contracts”):

Agreement	Date	Governing Law
Facility letter for General Banking Facilities between the Hong Kong Subsidiary and Bank of China (Hong Kong) Limited	17 December 2022	Hong Kong
Lease Agreement between the Hong Kong Subsidiary and China Construction Bank (Asia) Corporation Limited, with agreement no. 81344033121200000090016109	13 April 2023	Hong Kong

2.7.2.	Based on the Hong Kong Subsidiary’s confirmation, save and except the Contracts, the Hong Kong Subsidiary has not entered into any sales and services contracts, franchise agreements, distributorship agreements, financing agreements, licensing arrangements, joint venture agreements, intellectual property agreements or any other material contracts which are governed by the laws of Hong Kong.

2.7.3.	We have been provided with the following material contract[s] to which the Hong Kong Subsidiary is a party, being contract[s] which may be material and determined by the board of directors of the Hong Kong Subsidiary, and which are not expressly stated in the contract to be governed by the laws of Hong Kong ([collectively], the “Non-HK Contract[s]”):

Agreement	Date	Governing Law
租約 between the Hong Kong Subsidiary and 卓禮有限公司 (BR No. 13050412)	28 March 2021	Not stated
租約 between the Hong Kong Subsidiary and 卓禮有限公司(BR No. 13050412) for the lease period 16 April 2025 to 15 April 2028	3 April 2025	Not stated

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2.7.4.	The execution of the Non-HK Contract[s] and the performance by the Hong Kong Subsidiary of its obligations under the Non-HK Contract[s], if it were to be governed by Hong Kong laws, will not violate any law, rule or regulation having the force of law in Hong Kong. The Hong Kong Subsidiary has the necessary power and authority, and has taken all corporation action required, to enter into and perform its obligations under the Non-HK Contract[s] to which it is a party under Hong Kong laws. Based on the Hong Kong Subsidiary’s confirmation, there is no breach or violation of the Non-HK Contract[s] by the Hong Kong Subsidiary.

2.8.	Properties

2.8.1.	The Hong Kong Subsidiary has currently leased the following property in Hong Kong (the “Property”) and has the legal right to use the Property:

Property	Landlord / Licensor	Tenant / Licensee	Usage	Expiry date
Flat B1, 13/F., Hoi Bun Industrial Building, 6 Wing Yip Street, Kwun Tong, Kowloon, Hong Kong	卓禮有限公司	The Hong Kong Subsidiary	合法之用	15 April 2028

2.8.2.	Based on the Hong Kong Subsidiary’s confirmation, save and except for the Property, as at the date of this opinion, the Hong Kong Subsidiary does not own or lease any properties in Hong Kong and does not own any other assets that are material to the Hong Kong Subsidiary’s business operation in Hong Kong.

2.9.	Intellectual property rights

2.9.1.	The Hong Kong Subsidiary has not registered any trademarks with the Trade Marks Registry in Hong Kong.

2.9.2.	The Hong Kong Subsidiaries has not applied for registration of any trademark with the Trade Marks Registry in Hong Kong.

2.10.	Labour law related matters

2.10.1.	Based on the Documents and the Hong Kong Subsidiary’s confirmation, the Hong Kong Subsidiary has complied with all the applicable laws in Hong Kong on employment and labour matters (including but not limited to employee registration, social benefits, insurance, Mandatory Provident Fund, labour unions, and tax matters) during the Track Record Period and up to the date hereof; there were no non-compliances and penalties imposed against the Hong Kong Subsidiary for violation of any applicable laws in Hong Kong on employment, labour matter and occupational health and safety, including, but not limited to, the Employment Ordinance (Cap. 57) and the Occupational Safety and Health Ordinance (Cap. 509) during the Track Record Period and up to the date hereof.

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2.11.	Charges, public searches, claims, litigations and disputes

2.11.1.	According to the Documents and the Searches and to the best of our knowledge, during the Track Record Period and up to the date of this opinion there are:

(a)	no outstanding registered charges, mortgages or other security interests over any of the assets of the Hong Kong Subsidiary;

(b)	no pending litigation, disputes, claims, arbitration, legal proceedings, administrative complaints and government investigations to which the Hong Kong Subsidiary is subject or which are foreseeable in the future (including foreclosure, winding up and mandatory requisition);

(c)	no record of any order issued, petition made and resolution passed for the winding-up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or analogous procedure of the Hong Kong Subsidiary, and no notice of appointment in respect of the Hong Kong Subsidiary of a liquidator, receiver, administrator, trustee, custodian or other similar officer has been served;

(d)	no litigation, bankruptcy, winding-up, prosecution, arbitral or disciplinary proceeding involving the Hong Kong Subsidiary and its director, senior management or individual shareholders;

(e)	the shares of the Hong Kong Subsidiary are free and clear of any security interest, mortgage, pledge, claim, lien or other encumbrance.

2.12.	Disclosures in the Registration Statement

2.12.1.	The statements set forth in the Registration Statement under the cover page and sections entitled “Prospectus Summary”, “Risk Factors”, “Regulations”, “TAXATION – Hong Kong Taxation” and “ENFORCEABILITY OF CIVIL LIABILITIES” to the extent they relate to the Hong Kong Subsidiary and its businesses and the laws and regulations of Hong Kong constitute accurate summaries of the matters described therein or are accurate in all material respects.

2.13.	Matters relating to the Proposed Listing

2.13.1.	There is no requirement for the Hong Kong Subsidiary to obtain any registrations, consents, approvals, orders or authorizations for the Proposed Listing or other qualification requirements for the underwriters in Hong Kong.

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2.13.2.	The consummation or performance of the transactions contemplated by the Proposed Listing (including but not limited to the issue, offering, sale and delivery of shares under the global offering) will not:

(a)	contravene, violate, conflict with or constitute a default under any law, rule, regulation, judgment, order, or decree of Hong Kong applicable to the Hong Kong Subsidiary or any of its properties or assets;

(b)	contravene, violate, conflict with or constitute a default under the articles of association of the Hong Kong Subsidiary; or

(c)	result in a breach of, or default under, any of the Contracts.

These opinions are given to you as at the date of this letter only, and no inference or conclusion to the contrary should be drawn by any person or entity to whom these opinions are given or revealed whether as permitted herein or otherwise.

This opinion may, however, without our further written consent, be used, disclosed and, if necessary, furnished, where it is reasonable to do so (i) for the purpose of responding to governmental, regulatory (including NASDAQ) or judicial authorities having competent jurisdiction over the underwriters; and (ii) in connection with the defence of any legal or regulatory proceeding or investigation arising out of the Proposed Listing.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

ROBERTSONS

Encls.

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SCHEDULE I – DOCUMENTS AND SEARCHES

Documents

For the purposes of this opinion, we have reviewed copies of the following documents (in respect of the Hong Kong Subsidiary):

No.	Description	Date of Document/ Filing/Submission
The Hong Kong Subsidiary
Corporate documents
1.	Incorporation Form (NNC1 form)	3 August 2015
2.	Articles of Association	3 August 2015
3.	Certificate of Incorporation	3 August 2015
4.	Notice of Change of Company Secretary and Director (Appointment / Cessation) (ND2A form)	20 August 2015
5.	Notice of Change of Address of Registered Office (NR1 Form)	20 August 2015
6.	Annual Return (NAR1 form)	15 August 2016
7.	Annual Return (NAR1 form)	9 August 2017
8.	Annual Return (NAR1 form)	16 August 2018
9.	Notice of Location of Registers and Company Records (NR2 Form)	9 April 2018
10.	Annual Return (NAR1 form)	27 August 2019
11.	Annual Return (NAR1 form)	14 August 2020
12.	Notice of Change of Company Secretary and Director (Appointment / Cessation) (ND2A form)	5 November 2020
13.	Notice of Change of Address of Registered Office (NR1 Form)	5 November 2020
14.	Annual Return (NAR1 form)	25 August 2021
15.	Notice of Change of Address of Registered Office (NR1 Form)	14 April 2021
16.	Annual Return (NAR1 form)	17 August 2022
17.	Annual Return (NAR1 form)	16 August 2023
18.	Business Registration Certificate for 3 August 2015 to 2 August 2018	Undated
19.	Business Registration Certificate for 3 August 2018 to 2 August 2021	Undated
20.	Business Registration Certificate for 3 August 2021 to 2 August 2024	Undated
21.	Register of Members and Share Ledger	7 December 2023
22.	Register of Directors	20 October 2020
23.	Register of Secretaries	20 October 2020
24.	Significant Controllers Register	7 December 2023
25.	Register of Charges	Undated
26.	Annual Return (NAR1 form)	15 August 2024
27.	Business Registration Certificate for 3 August 2024 to 2 August 2027	Undated
Board resolutions/shareholder resolutions
28.	Appointment of first director Chan Sui Hei by founder member	3 August 2015
29.	First board resolution	3 August 2015
30.

Sole director resolution for appointment of Chan Chui Hong as director of the Company and change of registered office address to Flat A, 9/F, Glen Haven, 117, 119 & 121 Argyle Street, Kowloon, Hong Kong

20 August 2015
31.	Board resolution for 2016 annual general meeting	27 June 2016
32.	Written resolution in lieu of 2016 annual general meeting of sole shareholder	27 June 2016
33.	Board resolution for 2017 annual general meeting	29 August 2017
34.	Written resolution in lieu of 2017 annual general meeting of sole shareholder	29 August 2017
35.	Board resolution for designation of representative to significant controllers register and location of significant controllers register	1 March 2018

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No.	Description	Date of Document/ Filing/Submission
36.	Board resolution for 2018 annual general meeting	14 December 2018
37.	Written resolution in lieu of 2018 annual general meeting of sole shareholder	14 December 2018
38.	Board resolution for 2019 annual general meeting	5 August 2019
39.	Written resolution in lieu of 2019 annual general meeting of sole shareholder	5 August 2019
40.	Board resolution for 2020 annual general meeting	28 September 2020
41.	Written resolution in lieu of 2020 annual general meeting of sole shareholder	28 September 2020
42.	Director’s resolution for the change of the registered address of the Company to Flat B1, 13/F., Hoi Bun Industrial Building, 6 Wing Yip Street, Kwun Tong, Kowloon, Hong Kong	7 April 2021
43.	Board resolution for 2021 annual general meeting	23 November 2021
44.	Written resolution in lieu of 2021 annual general meeting of sole shareholder	23 November 2021
45.	Board resolution for resignation of Chan Chiu Hung as directors, resignation of Chan Sin Kwan as company secretary, and appointment of Tai Sze Yu as company secretary	20 October 2020
46.	Director’s resolution for change of registered office address to Room 1104, Crawford House, 70 Queen’s Road Central, Central, Hong Kong	20 October 2020
47.	Sole director’s resolution for change of registered office address to Flat B1, 13/F., Hoi Bun Industrial Building, 6 Wing Yip Street, Kwun Tong, Kowloon, Hong Kong	7 April 2021
48.	Sole director’s resolution for financial statements of the Company for the years ended 31 March 2019, 2020 and 2021	23 November 2021
49.	Sole director’s resolution for 2022 annual general meeting	14 November 2022
50.	Written resolution in lieu of 2022 annual general meeting of sole shareholder	14 November 2022
51.	Sole director’s resolution for financial statements of the Company for the year ended 31 March 2022	25 May 2023
52.	Sole director’s resolution for 2023 annual general meeting	28 August 2023
53.	Written resolution in lieu of 2023 annual general meeting of sole shareholder	28 August 2023
54.	Sole director’s resolution for financial statements of the Company for the year ended 31 March 2023	28 August 2023
55.	Policy schedule from Zurich Insurance Company Ltd covering period 11 October 2023 to 10 October 2024 (both days inclusive)	11 October 2023
56.	Written resolution in lieu of 2024 annual general meeting of sole shareholder	15 November 2024
57.	Sole director’s resolution for 2024 annual general meeting	15 November 2024
Transfer of shares
58.

Instrument of transfer and bought and sold notes dated 7 December 2023 in relation to the transfer of 10,000 shares in the Company by Mr. Chan Sui Hei in favour of Global Development Engineering Company Limited

7 December 2023
Employment and MPF
59.	One monthly sample MPF contribution to Manulife (for 1 January 2023 to 31 January 2023) within the period from 1 April 2021 to 31 March 2024	3 February 2023
60.	Employee list	Undated
61.	Notice of insurance participation issued under Employees’ Compensation Ordinance	11 October 2023
62.	Annual MPF contribution table by the Company from January 2023 to December 2023	7 February 2024
63.	Notice of insurance participation issued under Employees’ Compensation Ordinance	11 October 2024
64.	Annual MPF contribution table by the Company from January 2024 to December 2024	6 January 2025
Documents in relation to tax
65.	Profit tax computation for 2019/2020	23 November 2021
66.	Director’s Reports and Financial Statements for the year ended 31 March 2020	23 November 2021

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No.	Description	Date of Document/ Filing/Submission
67.	Profit tax computation for 2020/2021	23 November 2021
68.	Director’s Reports and Financial Statements for the year ended 31 March 2021	23 November 2021
69.	Profit tax computation for 2021/2022	25 May 2023
70.	Director’s Reports and Financial Statements for the year ended 31 March 2022	25 May 2023
71.	Profits tax return for the year of assessment 2022/2023	28 August 2023
72.	Letter from Inland Revenue Department informing the Company that they did not call for the annual submission of profits tax return	3 April 2019
73.	Profits tax computation for 2022/2023	11 November 2024
74.	Employer’s return of remuneration and pensions for the year from 1 April 2023 to 31 March 2024	12 December 2024
Material contracts
75.	Facility letter for General Banking Facilities between the Hong Kong Subsidiary and Bank of China (Hong Kong) Limited	17 December 2022
76.	Lease Agreement between the Hong Kong Subsidiary and China Construction Bank (Asia) Corporation Limited, with agreement no. 81344033121200000090016109	13 April 2023
77.	租約 between the Hong Kong Subsidiary and 卓禮有限公司 (BR No. 13050412)	28 March 2021
78.	租約 between the Hong Kong Subsidiary and 卓禮有限公司 (BR No. 13050412) for the lease period 16 April 2025 to 15 April 2028	3 April 2025
Others
79.	Certificate of Registration of Registered Minor Works Contractor (Company)	15 July 2024

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Searches

We have reviewed and examined the following for the purposes of this opinion:

1.	results of company searches carried out by us on 24 November 2025 against the publicly available records at the Companies Registry in Hong Kong in respect of the Hong Kong Subsidiary during the Track Record Period;

2.	results of business registration searches carried out by us on 24 November 2025 against the publicly available records at the Inland Revenue Department Business Registration Office in Hong Kong in respect of the Hong Kong Subsidiary;

3.	results of winding up searches and bankruptcy searches carried out by us on 24 November 2025 against the publicly available records at the Official Receiver’s Office in Hong Kong in respect of the Hong Kong Subsidiary and its director;

4.	results of litigation searches carried out on our behalf by Target On-Line Financial Ltd. on 24 November 2025 in respect of the Hong Kong Subsidiary and its director (whether as plaintiff, defendant, appellant or respondent), based on the Cause Book of the Registry of Hong Kong High Court and District Court, the Daily Cause List of the Court of Final Appeal, High Court, District Court, Small Claims Tribunal, Magistrates’ Court, Labour Tribunal, Lands Tribunal, Competition Tribunal and Obscene Articles Tribunal; and

5.	results of trademark searches carried out by us on 3 December 2025 against the publicly available records at the Intellectual Property Department in Hong Kong.

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SCHEDULE II – ASSUMPTIONS

In this opinion we have made the following assumptions. We have made no independent investigation of the accuracy of the assumptions.

1.	All Documents received by us as electronic, facsimile or photostatic copies are complete and conform to the originals and that such originals are themselves authentic.

2.	All Documents considered by us as originals (if any) are authentic.

3.	All factual statements made in the Documents are true and accurate in all aspects.

4.	There is and will be no foreign law that is of relevance which would affect the conclusions or our opinion expressed in this opinion.

5.	Save as stated in this opinion, there are no documents which are relevant to our opinion other than the Documents and the Searches.

6.	Each of the Documents remains unamended and is in full force and effect and constitutes the entire agreement between the relevant parties in relation to the relevant subject matter;

7.	The signatories to the Documents (other than the Hong Kong Subsidiary) have the capacity, power and authority to sign the Documents. The Documents have been validly authorised and executed by each of the parties thereto (other than the Hong Kong Subsidiary) and that the performance thereof by all parties thereto (other than the Hong Kong Subsidiary) is within the capacity and powers of each of them.

8.	All steps and procedures required to be taken in any jurisdiction other than Hong Kong in order to ensure the validity and perfection of the interests (if any) created by any of the Documents have been taken and performed.

9.	Each of the Documents has been or will be properly stamped, registered and filed (where necessary) as prescribed by applicable laws and regulations (other than Hong Kong laws and regulations), and all other procedures that are necessary to perform in order to make the document admissible in evidence has been carried out and within the time limits prescribed by applicable laws and regulations (save in respect of Hong Kong laws and regulations).

10.	The information disclosed by the Searches was accurate and that there has been no alteration in the status or condition of the Hong Kong Subsidiary since the date of those searches and no additional matters would have been disclosed by such searches being carried out at any later time.

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SCHEDULE III – QUALIFICATIONS

This opinion is subject to the following qualifications, limitations and exceptions:

1.	This opinion is subject to the laws of Hong Kong only and is given on the basis of the current laws applied in Hong Kong.

2.	No opinion is expressed on matters of fact (except where a specific fact confirmation procedure is stated to have been performed (in which case we have performed the stated procedure)) or laws of any other jurisdiction.

3.	The search at the Companies Registry referred to in Schedule I (Documents and Searches) are not conclusively capable of revealing whether or not:

(a)	a winding-up order has been made in respect of a company or a resolution passed for the winding-up of a company; or

(b)	a receiver or liquidator has been appointed in respect of a company or any of its property or assets.

Notice of these matters might not be filed with the Registrar of Companies in time to be disclosed in our search and, when filed, might not be entered on the records of the relevant company in time to be disclosed in our search, as it normally takes several working days for the Company Registry to process new filings. In addition, that search is not capable of revealing, before the making of the relevant order, whether or not a petition for winding-up has been presented, as documents submitted to the Companies Registry are subject to the review and processing of the Companies Registry before they are made available for public search and such review and processing may be delayed.

4.	The enquiry at the Official Receiver’s Office referred to in Schedule I (Documents and Searches) relates only to a compulsory winding-up in Hong Kong. It is not capable of revealing conclusively whether or not a winding-up petition for a compulsory winding-up has been presented, as details of the petition may not have been entered on the records of the Official Receiver’s Office in time to be disclosed by our enquiry.

5.	The term “enforceable” as used above means that the obligations assumed by a party under the Documents are of a type which the Hong Kong courts enforce. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by general principles of equity, and in particular the remedies of injunction and specific performance are discretionary and will not be normally ordered by the court in respect of an obligation where damages would be an adequate remedy;

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(b)	enforcement may be limited by laws from time to time in effect relating to insolvency, bankruptcy, liquidation, receivership, reorganisation, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors rights;

(c)	claims may be time-barred or become subject to defences of set-off or counterclaim;

(d)	upon a future application by any party to enforce any of the Documents, a Hong Kong court may consider the then prevailing public policy of Hong Kong in determining the enforceability of the Documents at such time;

(e)	where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable in Hong Kong to the extent that performance would be illegal or contrary to public policy under that jurisdiction; and

(f)	the enforceability of each of the Documents may be limited by the provisions of Hong Kong law applicable to contracts held to have been frustrated by events happening after their execution.

6.	The term “binding” used in this opinion is used in the context of a theoretical future action or proceeding and, in such context, has a meaning similar to “enforceable” and accordingly our above qualifications as to the term “enforceable” also apply to the term “binding” as used in this opinion.

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SCHEDULE IV – PARTICULARS OF THE HONG KONG SUBSIDIARY

Name	:	Global Development Engineering Company Limited 宏拓工程有限公司

Former name	:	Nil

Company number	:	2270511

Date of incorporation	:	3 August 2015

Place of incorporation	:	Hong Kong

Registered office	:	Flat B1, 13/F., Hoi Bun Industrial Building, 6 Wing Yip Street, Kwun Tong, Kowloon, Hong Kong

Issued share capital	:	HK$10,000 with 10,000 ordinary shares

Director	:	CHAN Sui Hei 陳瑞熙

Company secretary	:	TAI Sze Yu 戴思宇

Shareholder	:	Global Development Engineering Company Limited (formerly known as Speedy Desire Limited)

Shareholding history	:

CHAN Sui Hei 陳瑞熙 was the founding member of the company with 10,000 shares. All the 10,000 shares are fully paid.

On 7 December 2023, CHAN Sui Hei 陳瑞熙 transferred 10,000 shares to Global Development Engineering Company Limited (formerly known as Speedy Desire Limited) for the consideration of HK$10,000.

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